Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF C TECHNOLOGIES, INC.

The information contained in this section is based on C Technologies’ historical financial condition and results of operations and does not give effect to the Acquisition. The Acquisition will have a material impact on the results of operations of the C Technologies business going forward. You should read the following in conjunction with C Technologies’ audited and unaudited financial statements and the related notes thereto incorporated by reference in this Current Report on Form 8-K.

Overview

C Technologies’ business consists of two major product categories (i) biotechnology, or Biotech, and (ii) Legacy and Other. Through its Biotech category, C Technologies sells instruments, consumables and accessories that are designed to allow bioprocessing technicians to measure the protein concentration of a liquid sample using C Technologies’ Slope Spectroscopy method, which eliminates the need for manual sample dilution. C Technologies’ lead product, the SoloVPE instrument platform, was launched in 2008 for off-line and at-line protein concentration measurements conducted in quality control, process development and manufacturing labs in the production of biological therapeutics. C Technologies’ FlowVPE platform, an extension of the SoloVPE technology, was designed to allow end users to make in-line protein concentration measurements in filtration, chromatography and fill-finish applications, designed to allow for real-time process monitoring.

C Technologies’ is located in Bridgewater, NJ, and has a direct sales presence in North America, the United Kingdom and Ireland, and currently sells its products through third-party distributors in Western Europe, Japan and China.

Critical Accounting Policies

C Technologies defines critical accounting policies as the ones which are necessary to understand C Technologies’ financial results. C Technologies believes the most critical accounting issues that require the most complex and difficult judgments and that are particularly susceptible to significant change to its financial condition and results of operations include the following:

•	Basis of Presentation

•	Use of Estimates

•	Cash and Cash Equivalents

•	Concentrations of Credit Risks for Cash

•	Accounts Receivable

•	Inventories

•	Long-Lived Assets

•	Income Taxes

•	Sales Taxes

•	Defined Contribution Profit Sharing 401(k) Plan

•	Revenue Recognition

•	Product Returns and Warranties

•	Shipping and Handling

•	Research and Development

•	Advertising Costs

•	Fair Value Measurements

For more information about C Technologies’ critical accounting policies, see Note 2 to C Technologies’ annual audited financial statements which are presented as exhibits to this Form 8-K.

Results of Operations

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

	Years Ended December 31,
	2018	2017
Revenue, net	$23,707,000	$19,392,000

Operating expenses:
Cost of revenue	8,172,000	6,960,000
Research and development	649,000	360,000
Selling, general and administrative	4,299,000	6,045,000

Total operating expenses	13,120,000	13,365,000

Income from operations	10,587,000	6,027,000
Other income	75,000	18,000

Net income	$10,662,000	$6,045,000

Net revenue

Net revenue for the years ended December 31, 2018 and 2017 were $23.7 million and $19.4 million, respectively, representing an increase of $4.3 million or 22%, primarily as a result of sales growth in systems and service products of 24% and 30%, respectively, over the prior year. This sales growth in 2018 represented a 25% increase in revenue from North America and a 76% increase in revenue from Asia and the rest of the world.

Operating expenses

Cost of revenue was approximately $8.2 million and $7.0 million for the years ended December 31, 2018 and 2017, respectively, representing an increase of $1.2 million or 17%. This increase was driven by increased material and labor costs directly related to growth of revenues in fiscal year 2018.

Research and development expenses were approximately $649 thousand and $360 thousand for the years ended December 31, 2018 and 2017, respectively, an increase of $289 thousand or 80%. This increase was primarily the result of increased headcount in research and development personnel during 2018.

Selling, general and administrative expenses were approximately $4.3 million and $6.0 million for the years ended December 31, 2018 and 2017, respectively, a decrease of $1.7 million or 29%. This decrease was primarily driven by a $2.2 million decrease in executive compensation paid during 2018 as compared to the prior year, partially offset by increased selling expense and general overhead costs.

Other Income

Other income is primarily related to interest income, which increased by $57 thousand for the year ended December 31, 2018 as compared to the prior year due to higher average invested cash balances and higher interest rates on such cash balances.

Liquidity and Capital Resources

C Technologies has financed operations through revenues derived from product sales.

At December 31, 2018, C Technologies had cash and cash equivalents of $7.7 million compared to $7.7 million at December 31, 2017.

The following table summarizes C Technologies’ sources and uses of cash for each of the periods presented:

	Years Ended December 31,
	2018	2017
Net cash provided by operating activities	$11,802,000	$5,202,000
Net cash used in investing activities	$(34,000)	$—
Net cash used in financing activities	$(11,807,000)	$(3,904,000)

Operating Activities

For the year ended December 31, 2018, operating activities provided cash of $11.8 million reflecting net income of $10.7 million, net favorable changes in working capital accounts of $1.1 million and depreciation expense of $18 thousand. The favorable changes in working capital accounts were driven by $830 thousand of net cash provided by changes in accounts receivable, $297 thousand in net cash from changes in accrued expenses and $230 thousand of net increases in deferred revenue. This was slightly offset by $235 thousand in net cash consumed due to an increase in inventories, prepaid expenses and accounts payable.

For the year ended December 31, 2017, operating activities provided net cash of $5.2 million reflecting net income of $6.0 million, net unfavorable changes in working capital accounts of $867 thousand and $24 thousand related to depreciation expense. An increase in accounts receivable consumed $1.2 million of cash and was primarily due to the timing of and cash receipts from customers. An increase in accounts payable decreased available cash by $78 thousand due to unfavorable timing of payments on accounts payable. Increases in inventories, prepaid expenses and other assets consumed $46 thousand of cash. This was slightly offset by $384 thousand in net increases of deferred revenue and $121 thousand in cash from net changes in accrued expenses.

Investing Activities

Cash used in investing activities was $34 thousand for the year ended December 31, 2018, primarily due to purchases of manufacturing equipment.

Financing Activities

For the years ended December 31, 2018 and 2017, C Technologies used $11.8 million and $3.9 million, respectively, of cash in financing activities related to distributions to the stockholder.

Off-Balance Sheet Arrangements

C Technologies does not have any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Commitments and Contingencies

As of December 31, 2018, C Technologies’ had the following fixed obligations and commitments:

	Total	Less than one year	One to three years	Three to five years	Over five years
Operating lease obligations	$5,607,000	$185,000	$1,132,000	$1,177,000	$3,113,000

Total	$5,607,000	$185,000	$1,132,000	$1,177,000	$3,113,000